Exhibit 99.3

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation of the debt obligations of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) and its subsidiaries (collectively, the “Company”) being included or incorporated by reference in Hines Global Income Trust, Inc.’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-220046 on Form S-11 and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Jones Lang LaSalle
Jones Lang LaSalle
December 4, 2017